Exhibit 15.1

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf Expands Retail Distribution in Europe

Legal cannabis-for-pets brand to reach 1,000 stores in Europe, including leading Italian pet retailer Arcaplanet locations

VERNON, BC – January 29, 2019 – True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced its True Hemp™ product line will soon be available in Arcaplanet stores in Italy, expanding its total retail distribution to 1,000 stores across Europe.

True Leaf has added Arcaplanet, a leading pet retail chain in Italy, to its list of partners in Europe, which includes top retailers such as Pets Corner UK and Das Futterhaus in Germany. Arcaplanet has more than 200 stores in Italy and reported revenues of €169 million in a growing pet market with an average of one pet per person or 2.3 pets per family (2018 ASSALCO – ZOOMARK Report on Pet Food and Pet Care in Italy).

True Leaf Pet, a division of True Leaf, pioneered hemp-based products for dogs. The Company’s True Hemp™ line of functional chews, supplement oils, and dental sticks is one of the first hemp-seed pet product offerings to be marketed worldwide.

In November 2018, True Leaf added seven hemp-based products specially formulated for cats to its True Hemp™ product line in Europe. The new products for cats include five functional treats and two hemp toys.

“True Leaf continues to expand in key markets because our hemp solutions for pets are not only legally compliant, but also safe and effective,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “We are excited to enter the Italian market with Arcaplanet; Italy is estimated to be the number one European country in regard to the number of pets for the population, with a one to one ratio.”

Pet owners in Europe can also shop for True Leaf Pet products online at www.trueleafpet.eu.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

Investor Contact:

Kevin Bottomley (Canada)

Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

Joe Green (US)

Edison Advisors

jgreen@edisongroup.com

O: 646-653-7030

M: 917-575-7089

Follow True Leaf

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.